195 Church Street New Haven, CT 06510 www.newalliancebank.com
PRESS RELEASE
Contact: Judith E. Falango First Vice President NewAlliance Bank 203 789 2814

NewAlliance Added to the S&P MidCap 400 Index

New Haven, Connecticut, February 11, 2009 – NewAlliance Bancshares, Inc. (NYSE: NAL), the holding company for NewAlliance Bank, has been added to the S&P MidCap 400 Index as of the close of trading today.

Introduced in 1991, the S&P MidCap 400 is now the most widely used index for mid-sized companies.  It covers over 7% of the U.S. equities market, and includes companies with market caps ranging between $750 million and $3.3 billion.  The S&P MidCap 400 is part of a series of Standard & Poor’s U.S. indices that can be used as building blocks for portfolio construction.

“We are very pleased to be included in the S&P MidCap 400 Index, as it exposes our stock to a wider set of investors and index fund portfolio managers,” said Peyton R. Patterson, Chairman, President and Chief Executive Officer of NewAlliance Bancshares, Inc.  “The growth of the Bank and the results we have recorded at a time of unprecedented challenges facing the financial services industry attest to our solid fundamentals.  Our long-term outlook for the Bank remains very strong.”

NewAlliance Bancshares, Inc. is a New Haven, Connecticut headquartered regional banking and financial services company and the parent company of NewAlliance Bank, the third largest bank headquartered in Connecticut and fourth largest headquartered in New England. In addition to offering a full range of consumer and commercial banking services, NewAlliance Bank also provides trust services and investment and insurance products and services. On December 31, 2008, the Company had $8.3 billion in assets and $4.4 billion in deposits.

Statements in this news release, if any, concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties and other factors, including those identified from time to time in the Company’s filings with the Securities and Exchange Commission, press releases and other communications. Actual results also may differ based on the Company’s ability to successfully maintain and integrate customers from acquisitions. The Company intends any forward-looking statements to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Except as required by applicable law or regulation, the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made.
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